                                                        EXHIBIT 12

                         3M Company and Subsidiaries
            CALCULATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                 (Unaudited)
--------------------------------------------------------------------------
                       Three Months
                            Ended
                           Mar. 31,  Year    Year    Year    Year    Year
(Dollars in millions)        2003    2002    2001    2000    1999    1998
--------------------------------------------------------------------------
EARNINGS
Income from continuing
  operations before
  income taxes, minority
  interest, extraordinary
  loss and cumulative effect
  of accounting change*     $  764  $3,005  $2,186  $2,974  $2,880  $1,952
Add:
Interest expense                28     100     143     127     125     139
Interest component of the
  ESOP benefit expense           4      16      18      19      21      29
Portion of rent under
  operating leases
  representative of the
  interest component            10      40      39      39      37      41
Less: Equity in undistributed
  income of 20-50% owned
  companies                      3      10       5      10       4       4
---------------------------------------------------------------------------

TOTAL EARNINGS AVAILABLE
  FOR FIXED CHARGES         $  803  $3,151  $2,381  $3,149  $3,059  $2,157
---------------------------------------------------------------------------

FIXED CHARGES
Interest on debt                26     100     150     141     135     139
Interest component of the
  ESOP benefit expense           4      16      18      19      21      29
Portion of rent under
  operating leases
  representative of the
  interest component            10      40      39      39      37      41
---------------------------------------------------------------------------

TOTAL FIXED CHARGES         $   40  $  156  $  207  $  199  $  193  $  209
---------------------------------------------------------------------------

RATIO OF EARNINGS TO
  FIXED CHARGES               20.1    20.2    11.5    15.8    15.8    10.3
---------------------------------------------------------------------------

<F1>
*Three months ended March 31, 2003 includes $93 million pre-tax loss related to adverse ruling associated with a lawsuit filed by LePage's Inc. Year 2002 and year 2001 includes net pre-tax losses of $202 million and $504 million related to special items, respectively, primarily related to the restructuring; 2000 includes net pre-tax losses of $23 million related to special items;
1999 includes net pre-tax gains of $100 million relating to special items that include gains on divestitures, litigation expense, an investment valuation adjustment, and a change in estimate that reduced 1998 restructuring charges; 1998 includes pre-tax restructuring charges of $493 million.